                                                                    Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-24145) pertaining to First Oak Brook Bancshares, Inc. Employees' Savings and Stock Ownership Plan, the Registration Statement (Form S-8 No. 33-82800) pertaining to First Oak Brook Bancshares, Inc. 1987 Stock Option Plan and the Registration Statement (Form S-8 No. 333-75025) pertaining to First Oak Brook Bancshares, Inc. Amended and Restated 1987 Stock Option Plan of our report dated January 20, 1998, with respect to the consolidated financial statements of First Oak Brook Bancshares, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 1998.

                                            Ernst & Young LLP

Chicago, Illinois
March 26, 1999